UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 10, 2025

ALPHATEC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1950 Camino Vida Roble

Carlsbad, California 92008

(Address of Registrant’s Principal Executive Offices and Zip Code)

(760) 431-9286

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	ATEC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously disclosed, on March 7, 2025, Alphatec Holdings, Inc. (the “Company”) issued $405,000,000 principal amount of its 0.75% Convertible Senior Notes due 2030 (the “Notes”). The Company will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at the Company’s election. However, until such time as the Company has increased the number of its authorized shares of common stock, or made other shares of its common stock available, to cover the full number of shares underlying the Notes, and has reserved those shares for issuance upon conversion of the Notes, the Company will be required to settle conversions in a combination of cash and shares of its common stock, subject to a cap on the total number of shares deliverable upon conversion. The cap as of the date of this Current Report is an aggregate of 29,700,000 shares of common stock.

On March 10, 2025, the Company completed the remaining privately negotiated transactions for the repurchase of $253.0 million aggregate principal amount of the Company’s outstanding 0.75% convertible senior notes due 2026 (the “2026 Notes”). The shares of the Company’s common stock that were reserved for issuance upon conversion of the repurchased 2026 Notes became available for reservation upon conversion of the Notes upon completion of these repurchases. The cap figure referred to in the preceding paragraph includes 211,054 shares of common stock for the remaining repurchases that settled on March 10, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.

Date: March 14, 2025	By:	/s/ J. Todd Koning
	Name:	J. Todd Koning
	Title:	Chief Financial Officer